Exhibit 99.1

NEWS RELEASE

CONTACT:

Eric DeRitis

AMD Global Communications

408-749-2919

eric.deritis@amd.com

Mike Haase

AMD Investor Relations

408-749-3124

mike.haase@amd.com

ADVANCED MICRO DEVICES, INC. ANNOUNCES REDEMPTION

OF 4.75% CONVERTIBLE SENIOR DEBENTURES DUE 2022

SUNNYVALE, Calif. – January 12, 2006 – Advanced Micro Devices, Inc. (AMD) announced today that it will redeem all outstanding principal amount of its 4.75% Convertible Senior Debentures Due 2022 (the “Debentures”) (as of January 11, 2006, approximately $500 million) on February 6, 2006. The notice of redemption was mailed to the holders of the Notes on or about January 12, 2006.

Questions regarding the redemption should be directed to The Bank of New York, the trustee under the indenture governing the Debentures, at The Bank of New York, Corporate Trust Division, 101 Barclay Street, 8W, New York, NY 10286.

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